SECURITIES AND EXCHANGE COMMISSION
UNITED STATES
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)       November 8, 2007
PROXYMED, INC.
(Exact name of registrant as specified in its charter)

Florida	000-22052	65-0202059
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1854 Shackleford Court, Suite 200	30093-2924
Norcross, Georgia
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number including area code:       (770)-806-9918
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)
     ☒     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement
     On November 8, 2007, ProxyMed, Inc. d/b/a MedAvant Healthcare Solutions, a Florida corporation (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) pursuant to which the Company agreed to sell its National Preferred Provider Network (“NPPN”) to a subsidiary of Coalition America, Inc., a Georgia corporation (“CAI”) for $23.5 million in cash. Proceeds at closing will be $20.5 million subject to adjustment for net working capital as of the closing with $3 million of the purchase price placed in escrow. The transaction is expected to close in the first quarter of 2008, subject to required regulatory approvals and customary closing conditions.
     The transaction is structured as the sale of all of the equity interests in the following subsidiaries of the Company: PlanVista Solutions, Inc. (f/k/a National Preferred Provider Network, Inc.), a New York corporation (“PSI”), National Network Services, LLC (f/k/a National Network Services, Inc.), a Delaware limited liability company (“NNS”), PlanVista Corporation (f/k/a HealthPlan Services Corporation), a Delaware corporation (“PlanVista”), Medical Resource, LLC, a Delaware limited liability company (“Medical Resource”) and National Provider Network, Inc., a Delaware corporation (“National Provider”). These subsidiaries combine to comprise NPPN.
     The parties to the Agreement have made customary representations, warranties and covenants, including, among others, that the Company will (i) conduct NPPN in the ordinary course consistent with past practice during the interim period between the execution of the Agreement and the closing of the transactions contemplated thereby and (ii) not engage in certain types of transactions during such period. The Agreement also contains post-closing indemnification obligations for, among other matters, breaches of representations or warranties.
     There are representations and warranties contained in the Agreement which were made by the parties to each other as of specific dates. The assertions embodied in these representations and warranties were made solely for purposes of the Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality that is different from certain standards generally applicable to shareholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Therefore, you should not rely on the representations and warranties contained in the Agreement as statements of factual information.
Additional Information
     The Agreement will be filed as an exhibit to the Company’s Form 10-Q for the quarter ended September 30, 2007 and is incorporated herein by reference. The forgoing summary of the terms and conditions of the Agreement is qualified in its entirety by reference to such exhibit.
     In connection with the Agreement, the Company will file a proxy statement with the Securities and Exchange Commission. Investors are urged to read the proxy statement (including all amendments and supplements to it) because it will contain important information. Investors may obtain copies of the proxy statement when it becomes available, as well as other filings containing information about the Company, without charge at the SEC’s web site (www.sec.gov). These documents may also be obtained for free from the Company’s Investor Relations web site (www.medavanthealth.com) or by directing a request to the Company at: MedAvant Healthcare

Solutions, Inc., Attn: Teresa Stubbs, 1854 Shackleford Court, Suite 200, Atlanta, GA 30093.
     The Company and its respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies from its stockholders in respect of the proposed transaction. Information regarding the Company’s directors and executive officers is available in the Company’s proxy statement for its 2007 annual meeting of stockholders, filed with the SEC on April 30, 2007. Additional information regarding the interests of such potential participants in the proposed transaction will be included in the proxy statement to be filed with the SEC in connection with the proposed transaction.
Item 8.01      Other Events
     On November 8, 2007, the Company issued a press release announcing that it had entered into the Agreement. The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by this reference.
Item 9.01      Financial Statements and Exhibits
(d)      Exhibits:

Exhibit No.	Description
10.1	Stock Purchase Agreement dated November 8, 2007 by and among ProxyMed, Inc., Coalition America, Inc. and CCB Acquisition, LLC.*
99.1	Press Release dated November 8, 2007
* To be filed as an exhibit to the Company’s next periodic report or registration statement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProxyMed, Inc. (registrant)

November 8, 2007	By:	/s/ John G. Lettko

John G. Lettko, President and Chief Executive Officer

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